As filed with the Securities and Exchange Commission on May 29, 2013
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S‑8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
___________________________
FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	61-1488595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
920 Memorial City Way, Suite 1000 Houston, Texas 77024
(Address, including zip code, of registrant’s principal executive offices)
___________________________

Forum Energy Technologies, Inc. Employee Stock Purchase Plan
(Full title of the plan)
___________________________

Copy to:
James L. McCulloch Senior Vice President, General Counsel and Secretary Forum Energy Technologies, Inc. 920 Memorial City Way, Suite 1000 Houston, Texas 77024 (281) 949-2500	Tull R. Florey Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002-4995 (713) 229-1234
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☑	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	605,000	$29.45	$17,817,250	$2,430.28

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the Forum Energy Technologies, Inc. Employee Stock Purchase Plan (the “Plan”) as a result of the antidilution provisions thereof.

(2)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of the shares of Common Stock reported on the New York Stock Exchange on May 23, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
This Registration Statement incorporates by reference the following documents and information, which Forum Energy Technologies, Inc. (the “Company”) has filed with the SEC (excluding information deemed to be furnished and not filed with the SEC):

•	The Company’s annual report on Form 10-K for the year ended December 31, 2012;

•	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013;

•	The Company’s current reports on Form 8-K filed on May 21, 2013 and May 29, 2013; and

•	The description of the Company’s common stock contained in its registration statement on Form 8-A (File No. 001-35504) filed on April 11, 2012, as that description may be updated from time to time.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (excluding information deemed to be furnished and not filed with the SEC).
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.

Item 6.    Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.
Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.
Section 145(k) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Certificate of Incorporation and Bylaws
The Company’s amended and restated certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in the certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Company’s amended and restated certificate of incorporation also contains indemnification rights for the directors and officers. Specifically, the amended and restated certificate of incorporation provides that the Company shall indemnify its officers and directors to the fullest extent authorized by the DGCL.
The Company’s bylaws will provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Certain Other Arrangements
The Company has obtained directors’ and officers’ insurance to cover its directors, officers and some employees for certain liabilities.
Each of the Company’s current and former directors and officers (and that of Allied Production Services, Inc. (“Allied”), Global Flow Technologies, Inc. (“Global Flow”), Triton Group Holdings, LLC (“Triton”) and Subsea Services International, Inc. (“Subsea”) and their respective subsidiaries, as applicable), are indemnified pursuant to an indemnification agreement and to the fullest extent possible under law against all losses pertaining to certain actions taken by them, or failures to act, while serving in those capacities before the transaction that combined each of the entities with the Company (the “Combination”). For six years after the Combination, the Company will honor all rights to indemnification under its own charter and that of the Allied charter, the Global Flow charter, the Triton LLC agreement and the Subsea charter, and any of the Company’s indemnification agreements or that of Allied, Global Flow, Triton and Subsea existing in favor of any of the Company’s current or former directors or officers or that of Allied, Global Flow, Triton and Subsea arising from any act or omission occurring prior to the closing of the Combination. Pursuant to these agreements, if an officer or director makes a claim of indemnification to the Company, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.
Item 7.    Exemption From Registration Claimed.
Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Document
4.1*
Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed on March 29, 2012).

4.2*	Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 17, 2012).
4.3*	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011).
4.4*	Forum Energy Technologies, Inc. Employee Stock Purchase Plan. (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on April 5, 2013).
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereof).
________________________
* Incorporated by reference to the filing indicated.
Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 29th of May, 2013.

FORUM ENERGY TECHNOLOGIES, INC.
By:	/s/ C. Christopher Gaut
C. Christopher Gaut
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
Each person whose signature appears below appoints C. Christopher Gaut, James W. Harris and James L. McCulloch, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this 29th of May, 2013.

Name	Title
/s/ C. Christopher Gaut	President, Chief Executive Officer and Chairman of the Board
Christopher Gaut	(Principal Executive Officer)

/s/ James W. Harris	Senior Vice President and Chief Financial Officer
James W. Harris	(Principal Financial Officer)

/s/ Tylar K. Schmitt	Vice President and Corporate Controller
Tylar K. Schmitt	(Principal Accounting Officer)

/s/ Evelyn M. Angelle	Director
Evelyn M. Angelle

/s/ David C. Baldwin	Director
David C. Baldwin

/s/ John A. Carrig	Director
John A. Carrig

/s/ Michael McShane	Director
Michael McShane

/s/ Terence O'Toole	Director
Terence O'Toole

/s/ Franklin Myers	Director
Franklin Myers

/s/ Louis A. Raspino Jr.	Director
Louis A. Raspino Jr.

/s/ John Schmitz	Director
John Schmitz

/s/ Andrew L. Waite	Director
Andrew L. Waite

INDEX TO EXHIBITS

Exhibit Number	Document
4.1*
Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed on March 29, 2012).

4.2*	Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 17, 2012).
4.3*	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011).
4.4*	Forum Energy Technologies, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on April 5, 2013).
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereof).
________________________
* Incorporated by reference to the filing indicated.